High Yield Municipal Bond

Shareholder meeting (unaudited)

On December 1, 2004, a special Meeting of shareholders of the Fund was held to elect nine Trustees effective January 1, 2005.

Proxies covering 10,144,926 shares of beneficial interest were voted at the meeting.

The shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows:

                                                          WITHHELD
                                    FOR                   AUTHORITY
James F. Carlin                     9,927,148             217,778
Richard P. Chapman Jr.              9,927,972             216,954
William H. Cunningham               9,921,695             223,231
Ronald R. Dion                      9,927,972             216,954
Charles L. Ladner                   9,929,122             215,804
Dr. John A. Moore                   9,927,972             216,954
Patti McGill Peterson               9,927,148             217,778
Steven R. Pruchansky                9,926,345             218,581
James A. Shepherdson*               9,929,122             215,804


*Mr. James A. Shepherdson resigned effective July 15, 2005.